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OFFERS TO PURCHASE FOR CASH

all of the outstanding Class A Restricted Voting Shares, Class B
Non-Voting Shares, Warrants 2005 and Warrants 2008

of

MICROCELL TELECOMMUNICATIONS INC.

on the basis of

Cdn.$35.00 per Class A Restricted Voting Share	Cdn.$15.79 per Warrant 2005
Cdn.$35.00 per Class B Non-Voting Share	Cdn.$15.01 per Warrant 2008

by

ROGERS WIRELESS INC.
a wholly-owned subsidiary of Rogers Wireless Communications Inc.

THE OFFERS WILL BE OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME)
ON NOVEMBER 5, 2004 (THE "EXPIRY TIME"),
UNLESS THE OFFERS ARE EXTENDED OR WITHDRAWN.

September 30, 2004

To Our Clients:

        Enclosed for your consideration are the Offers to Purchase and Circular dated September 30, 2004, and the related Letter of Acceptance and Transmittal (which, together with any amendments or supplements thereto, collectively, constitute the "Offering Materials"), in connection with the offers (collectively, the "Offers") by Rogers Wireless Inc., a company governed by the laws of Canada (the "Offeror"), to purchase all of the issued and outstanding class A restricted voting shares (the "Class A Shares"), class B non-voting shares (the "Class B Shares" and, collectively with the Class A Shares, together with the associated Rights, the "Shares," including Shares issuable upon the exercise of outstanding options, warrants or other conversion or exchange rights), Warrants 2005 (the "Warrants 2005") and Warrants 2008 (the "Warrants 2008" and, collectively with the Warrants 2005, the "Warrants," and together with the Shares, the "Securities"), of Microcell Telecommunications Inc. (the "Company") at a purchase price of Cdn.$35.00 per Class A Share, Cdn.$35.00 per Class B Share, Cdn.$15.79 per Warrant 2005 and Cdn.$15.01 per Warrant 2008, in each case, net to you in cash, without interest, upon the terms and subject to the conditions set forth in the Offering Materials. Capitalized terms used but not defined in this letter have the meanings set forth in the Offering Materials.

        We are the holder of record of Securities for your account. A deposit of such Securities can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Acceptance and Transmittal is furnished to you for your information only and cannot be used by you to deposit Securities held by us for your account.

        We request instructions as to whether you wish us to deposit any or all of the Securities held by us for your account, upon the terms and subject to the conditions set forth in the Offering Materials. Your attention is invited to the following:

1.
The offer price is Cdn.$35.00 per Class A Share, Cdn.$35.00 per Class B Share, Cdn.$15.79 per Warrant 2005 and Cdn.$15.01 per Warrant 2008, in each case, net to you in cash, without interest.

  All amounts payable by us for your Securities under the Offers will be in Canadian dollars. If applicable to your situation, you should obtain a current quote of the exchange rate before deciding whether to deposit your Securities. On September 28, 2004, the Bank of Canada noon spot exchange rate for Canadian dollars per U.S.$1.00 was Cdn.$1.2755. For example, if you received payment in Canadian dollars and exchanged it for U.S. dollars at that exchange rate, you would have received U.S.$27.44 per Class A Share, U.S.$27.44 per Class B Share, U.S.$12.38 per Warrant 2005 and U.S.$11.77 per Warrant 2008 (excluding any currency exchange fees or commissions). Although the offer prices of Cdn.$35.00 per Class A Share, Cdn.$35.00 per Class B Share, Cdn.$15.79 per Warrant 2005 and Cdn.$15.01 per Warrant 2008 are fixed, the amount you would receive in U.S. dollars with respect to each of the Securities will vary with the Canadian dollar to

  U.S. dollar exchange rate, which may be higher or lower than Cdn.$1.2755 per U.S.$1.00 at the time of exchange.

2.
The Offers are being made for all of the issued and outstanding Securities.

3.
The Offers will be open for acceptance until 5:00 p.m., Toronto time, on November 5, 2004, unless the Offers are extended or withdrawn.

4.
Depositing Securityholders will not be obligated to pay any brokerage fee or commission to the Dealer Managers, the Depositary or any member of the Soliciting Dealer Group to accept the Offers or, except as otherwise provided in the Letters of Acceptance and Transmittal, stock transfer taxes with respect to their purchase of Securities by the Offeror pursuant to the Offers.

5.
The Offers are being made pursuant to a Support Agreement dated as of September 19, 2004, between the Company and the Offeror. The Support Agreement provides that, among other things, if the Offeror takes up and pays for Securities pursuant to the Offers, it will use all commercially reasonable efforts to acquire the remaining Securities, within a period not exceeding 120 days after the date of completion of the Offers. Any such acquisition will be for a consideration equal to the consideration under the Offers for each class of Securities and will be structured as either a Compulsory Acquisition or a Subsequent Acquisition Transaction, as described in the Offering Materials.

6.
The Class A Offer is subject to certain conditions, including, without limitation, there being validly deposited and not withdrawn, at the Expiry Time, (1) such number of Class A Shares which represents at least 66 2/3% of the Class A Shares outstanding; (2) such number of Class B Shares which represents at least 66 2/3% of the Class B Shares on a partially-diluted basis (as defined in the Offering Materials); and (3) such number of Securities under the Offers which represents at least 66 2/3% of the Shares on a fully-diluted basis (as defined in the Offering Materials).

  Each of the Class B Offer and the Warrant Offers are subject to the condition that, at the Expiry Time, Class A Shares have previously been purchased pursuant to the Class A Offer or are then being purchased pursuant to the Class A Offer. Each of the conditions of the Class A Offer, Class B Offer, and Warrant Offers is set forth in Section 4 of the Offers to Purchase, "Conditions of the Offers". Subject to applicable law, the Offeror reserves the right to withdraw any or all of the Offers and not take up and pay for any Securities deposited under such Offer(s) unless each of the conditions to such Offer(s) is satisfied or waived by the Offeror prior to the Expiry Time.

        The Offers are made solely by the Offering Materials and are not being made to, nor will deposits be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offers to Securityholders in any jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of the Offeror by TD Securities Inc. or TD Securities (U.S.A.) Inc., or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us deposit any or all of your Securities, please so instruct us by completing, executing and returning to us the instruction form accompanying this letter. An envelope to return your instructions to us is also enclosed. If you authorize the deposit of your Securities, all such Securities will be deposited unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a deposit on your behalf prior to the Expiry Time.

        In order to take advantage of the Offers, (i) a duly executed and properly completed Letter of Acceptance and Transmittal and any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Securities, and any other required documents should be sent to the Depositary and (ii) certificates representing the deposited Securities should be delivered to the Depositary, or such Securities should be deposited by book-entry delivery into the Depositary's account maintained at The Depository Trust Company, no later than the Expiry Time all in accordance with the instructions set forth in the Offering Materials. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SECURITIES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

2

INSTRUCTIONS WITH RESPECT TO THE
OFFERS TO PURCHASE FOR CASH

all of the outstanding Class A Restricted Voting Shares, Class B
Non-Voting Shares, Warrants 2005 and Warrants 2008

of

MICROCELL TELECOMMUNICATIONS INC.

on the basis of

Cdn.$35.00 per Class A Restricted Voting Share	Cdn.$15.79 per Warrant 2005
Cdn.$35.00 per Class B Non-Voting Share	Cdn.$15.01 per Warrant 2008

by

ROGERS WIRELESS INC.
a wholly owned subsidiary of Rogers Wireless Communications Inc.

        The undersigned acknowledge(s) receipt of your letter, the Offers to Purchase and Circular, dated September 30, 2004, and the related Letter of Acceptance and Transmittal (which, together with any amendments or supplements thereto, collectively, constitute the "Offering Materials") in connection with the offers by Rogers Wireless Inc., a company governed by the laws of Canada (the "Offeror"), to purchase all of the issued and outstanding class A restricted voting shares (the "Class A Shares"), class B non-voting shares (the "Class B Shares" and, collectively with the Class A Shares, together with the associated Rights (as such term is defined in the Offering Materials), the "Shares," including Shares issuable upon the exercise of outstanding options, warrants or other conversion or exchange rights), Warrants 2005 and Warrants 2008 (collectively, the "Warrants," and together with the Shares, the "Securities"), of Microcell Telecommunications Inc. (the "Company") at a purchase price of Cdn.$35.00 per Class A Share, Cdn.$35.00 per Class B Share, Cdn.$15.79 per Warrant 2005 and Cdn.$15.01 per Warrant 2008, in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offering Materials.

        This will instruct you to deposit to the Offeror the number of Securities indicated below (or, if no number is indicated below, all Securities) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Materials.

Number and Type of Securities to Be Deposited:*
Class A Shares
Class B Shares
Warrants 2005
Warrants 2008
Account No.(s):

Dated:

SIGN HERE

Signature(s)

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification, Social Insurance or Social Security Number(s)

*    Unless otherwise indicated, it will be assumed that all Securities held by us for your account are to be deposited.

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OFFERS TO PURCHASE FOR CASH all of the outstanding Class A Restricted Voting Shares, Class B Non-Voting Shares, Warrants 2005 and Warrants 2008 of MICROCELL TELECOMMUNICATIONS INC. on the basis of by ROGERS WIRELESS INC. a wholly-owned subsidiary of Rogers Wireless Communications Inc.
INSTRUCTIONS WITH RESPECT TO THE OFFERS TO PURCHASE FOR CASH all of the outstanding Class A Restricted Voting Shares, Class B Non-Voting Shares, Warrants 2005 and Warrants 2008 of MICROCELL TELECOMMUNICATIONS INC. on the basis of by ROGERS WIRELESS INC. a wholly owned subsidiary of Rogers Wireless Communications Inc.